Exhibit (a)(1)(iv)

Offer to Purchase for Cash

Up to 2,400,184 Shares of Common Stock

of

STURM, RUGER & COMPANY, INC.

at

$44.80 Net Per Share

by

BERETTA HOLDING S.A.

September 17, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Beretta Holding S.A. (the “Purchaser”), a Luxembourg corporation, to act as Information Agent in connection with its offer to purchase up to a maximum of 2,400,184 shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”), at $44.80 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated September 17, 2026, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Tender Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated September 17, 2026;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Tender Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Tender Offer, by the expiration of the Tender Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2026, UNLESS THE TENDER OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Tender Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Tender Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by one minute after 11:59 p.m., New York City time, on October 15, 2026.

Any inquiries you may have with respect to the Tender Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

SARATOGA PROXY CONSULTING LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF BERETTA HOLDING S.A., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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